Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of January 22, 2014, by and between LINDSAY CORPORATION, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Revolving Credit Agreement between Borrower and Bank dated as of January 24, 2008 (the “Original Credit Agreement”). The Original Credit Agreement has been amended by the following:

(a)	First Amendment to Revolving Credit Agreement dated January 23, 2010;

(b)	Second Amendment to Revolving Credit Agreement dated January 23, 2011; and

(c)	Third Amendment to Revolving Credit Agreement dated February 13, 2013.

Said Original Credit Agreement, as so amended, and as the same may be amended from time to time, is sometimes referred to herein as the “Credit Agreement.”

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 2.03(B) is hereby amended and restated as follows:

(B)	Letter of Credit Request and Cash Collateralization Procedure.

(1) Borrower shall give Bank irrevocable prior written notice (effective upon receipt) on or before 2:00 P.M. (Omaha, Nebraska time) on the Business Day which is not less than three (3) Business Days prior to the date of the requested issuance of a Letter of Credit specifying the requested amount, expiry date and issuance date of each Letter of Credit to be issued and the nature of the transactions to be supported thereby. Any such notice received after 2:00 P.M. (Omaha, Nebraska time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. Each Letter of Credit shall have an expiration date that occurs on or before the Termination Date (except for the Letter of Credit that may be issued pursuant to Section 2.03(B)(2)); shall be payable in U.S. dollars, must be satisfactory in form and substance to Bank, and shall be issued pursuant to, and otherwise governed by, such documentation as Bank may reasonably require, including, without limitation, Bank’s standard letter of credit application and agreement forms.

(2) Notwithstanding Section 2.03(B)(1), Borrower may utilize the Commitment (and Letter of Credit Sublimit) in part by requesting that Bank issue, and Bank, subject to the terms and conditions of the Credit Agreement, may, in its sole discretion issue a standby Letter of Credit with an expiry date of no later than December 31, 2025 (the “Extended Letter of Credit”); provided, however, that if the Extended Letter of Credit remains outstanding on a date (the “Cash Collateral Funding Date”) which is either (a) five (5) Business Days prior to the Termination Date (as the same may be extended from time to time), or (b) the date on which Borrower notifies Bank that the Credit Agreement is to be terminated or the line of credit represented by the Commitment is no longer to be maintained with Bank, Borrower shall, on the Cash Collateral Funding Date, deposit cash collateral in a special collateral account to be established and maintained with Bank (the “Letter of Credit Collateral Account”) in an amount equal to 105% of the then applicable stated amount of the Extended Letter of Credit. If Borrower fails to establish the Letter of Credit Collateral Account and fund the Letter of Credit Collateral Account on the Cash Collateral Funding Date, Borrower authorizes Bank to establish and fund the Letter of Credit Collateral Account by advancing a Loan in the required amount under Section 2.01. Borrower shall maintain the Letter of Credit Collateral Account in the name of Borrower but under the sole dominion and control of Bank, for the benefit of Bank and in which Borrower shall have no interest other than as set forth in this Section 2.03(B)(2). Borrower hereby pledges, assigns and grants to Bank, on behalf of and for the benefit of Bank, a security interest in all of Borrower’s right, title and interest in and to the Letter of Credit Collateral Account and all funds which may be on deposit in the Letter of Credit Collateral Account to secure the prompt and complete payment and performance of the obligations of the Borrower relating to the Extended Letter of Credit (including, without limitation, all Reimbursement Obligations and other obligations relating to such Letter of Credit under this Agreement or any related agreements, all of which shall survive the Termination Date (hereinafter the “Extended Letter of Credit Obligations”). Funds on deposit in the Letter of Credit Collateral Account shall be released to the Borrower within thirty (30) days after the Borrower provides evidence to the Bank that all of the Extended Letter of Credit Obligations have been satisfied and the Extended Letter of Credit is no longer outstanding.

2. This Amendment shall become effective when and only when the Bank shall have received all of the following, in each case in form and substance acceptable to the Bank: (a) counterparts of this Amendment duly executed by Borrower, and (b) such other documents or actions as the Bank may reasonably request.

3. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement, unless otherwise defined herein, shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

4. Borrower represents and warrants as follows:

(a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation shown above.

(b) The execution, delivery and performance by Borrower of this Amendment, the Credit Agreement, and the other Loan Documents, as amended hereby, are within Borrower’s powers, have been duly authorized by all necessary action on the part of Borrower and its shareholders and/or directors, as applicable, and do not: (i) contravene Borrower’s articles of incorporation or bylaws, or (ii) contravene any law or any contractual restriction binding on or affecting Borrower or its consolidated subsidiaries, or (iii) result in, or require, the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of the properties of the Borrower or any of its consolidated subsidiaries (other than liens, security interests, charges or encumbrances in favor of the Bank under the Credit Agreement and other Loan Documents).

(c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Amendment or the Original Credit Agreement, as amended hereby, or other Loan Documents.

(d) This Amendment and the Original Credit Agreement, as amended hereby, and the other Loan Documents, constitute, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

(e) There is no pending or threatened action or proceeding affecting Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the authority of the Borrower to execute this Amendment or the financial condition or operations of Borrower or its ability to perform its obligations under the Original Credit Agreement, as amended hereby, and the other Loan Documents.

(f) Except to the extent otherwise provided in the Borrower’s Form 10-K for the period ended August 31, 2013, and more recently filed Form 10-Q for the period ended November 30, 2013, and any subsequent period (together, the “Most Recent Filing”), Borrower restates and affirms each and all of the representations of Borrower set forth in Article IV of the Original Credit Agreement. The information in the Most Recent Filing is, as of its date and as of the date of this Agreement, true and correct in all material respects and does not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(g) No event of default as described in Section 6.01 of the Original Credit Agreement has occurred and is continuing (without regard to notice or any applicable grace period, if any).

5. Upon the effectiveness of this Amendment pursuant to Section 3 hereof, each reference in the Original Credit Agreement to “this Agreement”, “hereunder” “hereof”, “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Bank under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

6. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

7. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nebraska (without giving effect to conflicts of law principles).

8. This Amendment and the Credit Agreement and other Loan Documents represents the final agreement between Bank and Borrower as to the subject matter thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT THE PARTIES FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
LINDSAY CORPORATION		NATIONAL ASSOCIATION

By:	Mark Roth	By:	Michael H. Wheeler
Title:	VP of Corporate Development & Treasurer	Title:	Vice President